ADMA Biologics Retires Approximately 8.6 Million Shares Previously Issued to Biotest

Capital Structure Improved as Total Outstanding Common Stock Reduced By Approximately 19%

RAMSEY, N.J. and BOCA RATON, FL., – May 14, 2018 – ADMA Biologics, Inc. (NASDAQ: ADMA) (“ADMA” or the “Company”) announced today that it has negotiated the receipt and immediate retirement of approximately 8.6 million shares of its non-voting common stock previously issued to Biotest Pharmaceuticals Corporation (“BPC”) and its former parent, Biotest AG (collectively, “Biotest”), as consideration for the waiver and release of certain ADMA rights under the Master Purchase and Sale Agreement, dated as of January 21, 2017, among ADMA and Biotest and certain of their subsidiaries (the “Master Purchase Agreement”).

“We believe the retirement of the non-voting common stock simplifies ADMA’s capital structure, while reducing our total common stock outstanding by approximately 19%, from 45.3 million shares to 36.7 million shares,” stated Adam Grossman, ADMA’s President and Chief Executive Officer.

Mr. Grossman further stated, “We are very pleased to assist Biotest as our partner, who is finalizing its pending divestiture of U.S. assets, and return this value to our stockholders.”

“The total consideration ADMA paid for the Biotest Therapy Business Unit in June 2017 comprised of approximately 12.9 million shares of ADMA’s common stock, and ADMA’s two plasma collection centers which are planned to be transferred to BPC on January 1, 2019,” stated Brian Lenz, ADMA’s Chief Financial Officer.

Under the terms of a Share Transfer, Amendment and Release Agreement:

•	BPC will transfer approximately 8.6 million shares of ADMA’s non-voting common stock back to ADMA, which represents 100% of the issued and outstanding non-voting ADMA common stock held by BPC.

•	BPC will waive and terminate all rights to name a director and observer to ADMA’s Board of Directors.

•	For a certain period of time, subject to required regulatory approvals ADMA will have a right of first negotiation to purchase the remaining shares of ADMA common stock.

•	ADMA will release Biotest from any and all potential past, present and future indemnification claims in connection with the Master Purchase Agreement.

•	ADMA will waive and terminate its rights to repurchase two ADMA BioCenters located in Norcross and Marietta, GA, which ADMA had previously agreed to transfer to BPC on January 1, 2019.

The description of the release and termination provisions, as well as additional agreements in this press release, are not all inclusive and, as such, the statements in this press release are qualified in their entirety by reference to the description of the Share Transfer, Amendment and Release Agreement which will be included in a Current Report on Form 8-K to be filed by ADMA with the Securities and Exchange Commission. You can view our public filings, including the referenced Form 8-K by visiting our website at www.admabiologics.com

About ADMA Biologics, Inc. (ADMA)
ADMA is a vertically integrated commercial biopharmaceutical company that manufactures, markets and develops specialty plasma-based biologics for the treatment of Primary Immune Deficiency Disease (“PIDD”) and the prevention and treatment of certain infectious diseases. ADMA's mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease, or who may be immune-compromised for other medical reasons. ADMA has received U.S. Patents 9,107,906, 9,714,283 and 9,815,886 related to certain aspects of its lead product candidate, RI-002. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. ("we“, “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," “project,” "intend," “forecast,” "target,” ”anticipate,” “plan,” “planning,” “expect,” “believe,” “will," “is likely,” “will likely,” “should,” “could,” "would," "may," or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements concerning our plans to develop, manufacture, market, launch and expand our own commercial infrastructure and commercialize our current products and future products, the safety, efficacy and expected timing of, and our ability to, obtain and maintain regulatory approvals of our current products and product candidates, and the labeling or nature of any such approvals, the success of our work with our third party vendors and the U.S. Food and Drug Administration (the “FDA”) in furtherance of and progress towards an approval of our Biologics License Application for specialty plasma-based biologics and the ability of such third parties to respond adequately or in a timely manner to the issues raised by the FDA, our ability to successfully pursue commercialization and prelaunch activities, the timeframe within which we may receive approval from the FDA for specialty plasma-based biologics, if at all, the potential of our specialty plasma-based biologics to provide meaningful clinical improvement for patients living with Primary Immune Deficiency Disease or other indications, our ability to realize increased prices for plasma growth in the plasma collection industry and our expectations for future capital requirements. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Vice President and Chief Financial Officer |201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Jeremy Feffer

Managing Director, LifeSci Advisors, LLC | 212-915-2568 |